Exhibit 99.1

TEJON RANCH CO. REPORTS

THIRD QUARTER RESULTS OF OPERATIONS – 2003

TEJON RANCH, Calif., November 7, 2003 – Tejon Ranch Company (NYSE:TRC), today announced a net loss of $660,000 or $0.05 per common share, diluted, for the third quarter of 2003 and a loss of $1,608,000 or $0.11 per common share, diluted, for the nine months ending September 30, 2003. The loss for the quarter and year-to-date is largely due to a reduction in farming revenues and profits during the third quarter of 2003 due to the timing of completion of the 2003 almond and pistachio crop harvests. The loss for the third quarter of 2003 is compared to net income of $382,000 or $0.03 per common share, diluted, during the third quarter of 2002. The year-to-date loss through September 30, 2003, is compared to net income of $20,000, or $0.00 per common share, diluted, for the same period in 2002.

The net loss for the third quarter of 2003 is comprised of a loss from continuing operations (commercial/industrial real estate, residential real estate, and farming) of $660,000 or $.05 per common share, diluted. This is compared to income from continuing operations of $378,000 or $0.03 per share, diluted, and income from discontinued operations (livestock operations) of $4,000 or $0.00 per common share, diluted, for the third quarter of 2002.

The net loss for the first nine months of 2003 is comprised of a loss from continuing operations $1,608,000 or $0.11 per common share, diluted. This is compared to income from continuing operations of $291,000, or $0.02 per common share, diluted, and a loss from discontinued operations of $271,000 or $0.02 per common share, diluted, for the same period in 2002.

Total revenues for the first nine months of 2003 were $10,704,000 compared to $13,547,000 for the same period in 2002. The decrease in revenues during the first nine months of 2003 is due to a decline in farming revenues of $2,096,000, reduced real estate revenues of $448,000, and lower interest income of $299,000. The decline in farming revenues is primarily attributable to the recognition of $2,510,000 of revenue from our almond and pistachio crop during this period in 2002, while in 2003 the revenue from these crops will not be earned until the fourth quarter of 2003 due to the timing of completion of the 2003 crop harvests. This decline in farming was partially offset by $651,000 of increased processing revenue from our

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THIRD QUARTER RESULTS OF OPERATIONS – 2003

almond processing plant in 2003 that was due to the processing of almonds related to the 2002 crop. The decrease in real estate revenues during 2003 is primarily due to $1,375,000 in revenue earned in 2002 related to the sale of an easement and to reduced revenue from the power plant lease of $300,000. The reduction in real estate revenue when compared to 2002 is partially offset by increased rental revenues of $294,000, a gain from the sale of land of $138,000, an improvement in service and amenity revenues of $235,000, an improvement in oil and mineral revenues of $493,000, and an improvement of $79,000 in equity in earnings from the Petro Travel Plaza joint venture. Lease revenues increased due to revenues from a McDonalds, Starbucks, and a Best Western Motel that were opened in late 2002. Service and amenity revenues increased primarily due to an increase in game management revenues. Oil and mineral revenues improved due to an increase in oil production and cement production at comparable prices. Interest income declined due to low investment rates and a reduction in investment securities owned.

The loss from continuing operations for the first nine months of 2003 is due to the decline in revenues as described above and to an increase in real estate expenses. Real estate expense increased $998,000 during 2003 due primarily to an increase in public relations and marketing costs, higher insurance costs, higher operating and property tax costs, and increased staffing costs. The increase in real estate costs is partially offset by a reduction in farming expenses of $944,000. This decline in farming costs is due to the recognition of pistachio and almond crop revenues and expenses in the third quarter of 2002, while in 2003 the relative revenue and expense will not be earned until the fourth quarter of 2003 due to the timing of completion of the 2003 crop harvest.

Total revenues for the third quarter of 2003 were $4,133,000 compared to $6,312,000 for the same period in 2002. The decline in revenues during the third quarter of 2003 is primarily attributable to farming revenues decreasing $2,123,000 as compared to the same period in 2002. This decline is due to the timing of recognition of pistachio and almond crop revenue in 2003 because of the later 2003 crop harvest. The decline was partially offset by increased revenue from our almond processing operations because of the processing of almonds related to the 2002 almond harvest. There was no significant change in real estate revenue for the third quarter of 2003 when compared to the prior period.

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THIRD QUARTER RESULTS OF OPERATIONS – 2003

The loss from continuing operations during the third quarter of 2003 is due to the reduction in revenues described above and to higher real estate expenses. Real estate expenses increased due to higher public relations costs, insurance costs, and property taxes. Farming costs decreased due to the timing of the 2003 crop harvest, which will result in the later recognition of inventoried crop costs as an expense during the fourth quarter of 2003.

As we move forward in the achievement of our real estate vision, we will continue to see an increase in costs related to professional service fees, planning costs, entitlement costs, and staffing costs. These types of real estate activities and costs could continue over several years as we entitle and develop a modest percentage of our land holdings. The actual timing and completion of entitlement and any development related activities are difficult to predict due to the uncertainties of the approval process and market factors.

The results of the first nine months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also recognizes a significant amount of revenues in the fall of each year due to the nature of the agribusiness activities within its farming segment.

Tejon Ranch Co. is a growth-oriented, diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity process and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

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THIRD QUARTER RESULTS OF OPERATIONS – 2003

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Revenues:
Real estate	2,561	2,569	8,138	8,586
Farming	1,478	3,601	2,212	4,308
Interest income	94	142	354	653

	4,133	6,312	10,704	13,547
Cost and Expenses:
Real estate	2,421	2,084	7,141	6,143
Farming	2,060	3,217	3,668	4,612
Corporate expense	865	862	2,740	2,820
Interest expense	25	(20)	70	—

	5,371	6,143	13,619	13,575

Operating income (loss) before equity in earnings of unconsolidated joint ventures and minority interest	(1,238)	169	(2,915)	(28)
Equity in earnings of unconsolidated joint ventures	6	255	52	178
Minority interest	134	174	183	308

Operating income (loss) before income tax expense (benefit)	(1,098)	598	(2,680)	458
Income tax expense (benefit)	(438)	220	(1,072)	167

Income (loss) from operations	(660)	378	(1,608)	291
Income/(loss) from discontinued operations, net of applicable income taxes	—	4	—	(271)

Net income (loss)	$(660)	$382	$(1,608)	$20

Net income (loss) per share, basic	(0.05)	0.03	(0.11)	—
Net income (loss) per share, diluted	(0.05)	0.03	(0.11)	—
Weighted average number of shares outstanding:
Common stock	14,505,051	14,381,043	14,467,420	14,366,475
Common stock equivalents – stock options	354,438	148,441	270,181	239,346

Diluted shares outstanding	14,859,489	14,529,484	14,737,601	14,605,821

For the quarter ended and nine months ended September 30, 2003 diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.

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THIRD QUARTER RESULTS OF OPERATIONS – 2003

TEJON RANCH CO.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2003	December 31, 2002*
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,073	$12,935
Marketable securities	11,404	12,305
Accounts & notes receivable	3,566	7,843
Farming inventories	4,583	1,172
Prepaid expenses and other	2,183	2,002

Total Current Assets	31,809	36,257
Property and equipment—net	65,864	62,323
Other assets	2,512	2,216

TOTAL ASSETS	$100,185	$100,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$832	$2,507
Other accrued liabilities	561	222
Current deferred income	1,265	1,035
Short-term borrowings	159	240
Current portion of long-term debt	263	1,731
Income taxes payable	—	7

Total Current Liabilities	3,080	5,742
Long-term debt	16,137	14,336
Minimum pension liability	2,200	2,200
Deferred income taxes	3,765	3,740
Other liabilities	583	583

Total Liabilities	25,765	26,601
Minority interest in equity of consolidated joint venture	417	601
Commitments and contingencies
Stockholders’ equity:
Common stock	7,260	7,206
Additional paid-in capital	33,615	31,690
Retained earnings	35,085	36,693
Accumulated other comprehensive loss	(1,957)	(1,995)

Total Stockholders’ Equity	74,003	73,594

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,185	$100,796

*	The Balance Sheet at December 31, 2002 has been derived from the audited financial statements at that date and reclassified for comparison purposes